Exhibit 99.1

LaPolla Appoints Paul Smiertka as CFO

Brings 20 Years of Chemicals and Coatings Experience to Support LaPolla’s Growth

HOUSTON, TX—(MARKET WIRE)—March 3, 2008— LaPolla Industries, Inc. (OTC BB:LPAD.OB - News), a leading manufacturer and distributor of foam and coating products, has appointed Paul Smiertka as Chief Financial Officer and Treasurer, effective today.  Mr. Smiertka will assume these duties from Michael T. Adams, Executive Vice President and Chief Governance Officer of the company, who has been serving as interim chief financial officer and treasurer since February 19, 2008.

Mr. Smiertka brings 20 years of progressive financial experience from BASF’s Chemicals and Coatings businesses, most recently as Director, Finance and Administration, BASF Intertrade.  While at BASF, he also served as Controller and Treasurer of two of BASF’s largest joint ventures worldwide, BASF FINA, LP, a joint venture between BASF and ATOFINA, and Sabina Petrochemicals, LLC, a tri-venture between BASF, ATOFINA and Shell. He also spent four years as the Controller for Chemical Intermediates, and held various financial positions in the Coatings and Colorants Division.   Prior to joining BASF, Mr. Smiertka held financial analysis and budgeting positions at a number of companies in the NY/NJ area. He earned his BS in Finance and MBA in Finance and Accounting degrees from Fordham University.

“Paul’s proven capabilities in financial planning, control and reporting combined with his industry knowledge and experience at blending manufacturing facilities make him a perfect fit for LaPolla,” said Douglas J. Kramer, president and chief executive officer. “His skills will be invaluable in helping LaPolla maximize the efficiency benefits of vertically-integrated operations, expand the company’s sales and distribution coverage, and achieve sustainable profitability. We look forward to Paul’s contribution to LaPolla’s growth plans in the energy efficient residential construction market as we continue to leverage our established brand and national presence to gain market share.”

About LaPolla Industries, Inc.

LaPolla Industries, Inc. is a leading national manufacturer and distributor of foam and coating products targeting commercial, industrial and residential applications in the roofing and perimeter insulation construction industries. Additional information about LaPolla is available on the World Wide Web at www.lapollaindustries.com.

Forward Looking Statements

Statements made in this press release that are not historical facts constitute “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, Section 21 of the Securities Exchange Act of 1934 and the Private Securities Litigation Reform Act of 1995. These forward-looking statements are necessarily estimates reflecting the best judgment of senior management and express the Company’s opinions about trends and factors which may impact future operating results. Any such forward-looking statements should be considered in context with the various disclosures made by the Company about its businesses including, without limitation, the risk factors described in its periodic reports filed with the SEC. The Company undertakes no duty to update any forward-looking statement to conform the statement to actual results or changes in the Company’s expectations. For further information regarding risks, uncertainties, and other factors associated with LaPolla’s business, please refer to LaPolla’s SEC filings, including, but not limited to, its annual report on Form 10-K and quarterly reports on Form 10-Q, which are available at www.lapollaindustries.com.

Company Contacts:	Investor Relations Contacts:
Douglas J. Kramer, CEO	Jody Burfening
Paul Smiertka, CFO	Elriz Martinez
Michael T. Adams, CGO	Lippert/Heilshorn & Associates
(281) 219-4700 (t)	(212) 838-3777 (t)
emartinez@lhai.com